                                                                      EXHIBIT 99

                                                                  APRIL 22, 2005

                              FOR IMMEDIATE RELEASE

                                               PRESS CONTACT: DOUGLAS C. SANDVIG
                                                          Senior Vice President,
                                           Treasurer and Chief Financial Officer
                                                     Smithway Motor Xpress Corp.
                                                                  (515) 576-7418

            SMITHWAY MOTOR XPRESS CORP. REPORTS FIRST QUARTER RESULTS
                     EARNINGS EXCEED MANAGEMENT EXPECTATIONS

FORT DODGE, IOWA (PR NEWSWIRE) APRIL 22, 2005--Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the first quarter ended March 31, 2005.

For the quarter, operating revenue increased approximately 14.0% to $49.7 million from $43.6 million for the corresponding quarter in 2004. Operating revenue, excluding fuel surcharge revenue of $4.9 million, increased approximately 7% to $44.8 million from $41.8 million, excluding fuel surcharge revenue of $1.8 million, for the corresponding quarter in 2004. Net earnings were $503,000, or $0.10 per basic and diluted share, compared with net earnings of $335,000, or $0.07 per basic and diluted share, for the same quarter in 2004.

Net earnings, excluding unusual items, were $503,000, or $0.10 per basic and diluted share, compared with net loss of $392,000, or $0.08 per basic and diluted share, for the same quarter in 2004. (Net earnings for the 2004 quarter included $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds. Without the life insurance proceeds, our net loss for the 2004 quarter would have been $392,000, or $0.08 per basic and diluted share.)

G. Larry Owens, President and Chief Executive Officer, commented, "Inclement weather and seasonally lower freight in the winter months typically cause financial performance of trucking companies to suffer during the first and last quarter of the calendar year. In light of this seasonality, we are pleased with our earnings this quarter which exceeded our expectations and represent our best first quarter performance in the past six years. Our first quarter 2005 revenue, excluding fuel surcharge revenue, exceeded the revenue from the first quarter of 2004 by $3.0 million, a 7.3% improvement, resulting from a 3.19% increase in weighted average tractors and a 3.44% increase in our truck production. For the quarter, average revenue per seated tractor per week increased by $91.29, 3.44%, compared to the first quarter of 2004 primarily due to a $0.12 increase in average revenue per loaded mile.

"During the quarter, we reduced our operating ratio by more than 300 basis points as compared to the first quarter of 2004. Increased freight rates more than offset increased operating costs.


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Average fuel prices increased 30% to $1.96 per gallon this quarter compared to
$1.50 per gallon in the first quarter of 2004. Increased fuel surcharge revenue mitigated approximately 79% of this price increase. On two occasions since the third quarter of 2004 we have increased driver wages in response to the market. We continually monitor expenses and have increased our truck to non-driver employee ratio to 4.97 during the first quarter of 2005 from 4.51 during the first quarter of 2004, a 10% improvement. Additionally we have reduced our tractor-to-trailer ratio by disposing of underutilized trailers and have eliminated two small terminals which we determined were not cost effective in our operation.

"By continually increasing freight rates, conservatively managing expenses, and maintaining our unwavering emphasis on safety, we expect further improvement in our earnings and operating ratio."

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SMXC."

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects," "plans," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers' business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers' compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.


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                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA AND OPERATING STATISTICS)


                                                                 THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                    (UNAUDITED)
                                                          --------------------------------
                                                              2004                 2005
                                                          -----------          -----------
Operating revenue:
  Freight                                                 $    43,408          $    49,447
  Other                                                           192                  277
                                                          -----------          -----------
     Operating revenue                                         43,600               49,724
Operating expenses:
  Purchased transportation                                     14,078               16,368
  Compensation and employee benefits                           13,581               13,660
  Fuel, supplies, and maintenance                               8,658               11,078
  Insurance and claims                                          1,333                2,008
  Taxes and licenses                                              881                  873
  General and administrative                                    1,722                1,942
  Communications and utilities                                    366                  331
  Depreciation and amortization                                 3,177                2,138
                                                          -----------          -----------
     Total operating expenses                                  43,796               48,398
                                                          -----------          -----------
     (Loss) earnings from operations                             (196)               1,326

Other (expense) income:
  Interest expense                                               (373)                (369)
  Interest income                                                   4                   33
  Life Insurance Proceeds                                         727                    -
                                                          -----------          -----------
     Earnings before income taxes                                 162                  990
  Income tax (benefit) expense                                   (173)                 487
                                                          -----------          -----------
     Net earnings                                         $       335          $       503
                                                          ===========          ===========

Basic earnings per share                                  $      0.07          $      0.10
                                                          -----------          -----------
Diluted earnings per share                                $      0.07          $      0.10
                                                          -----------          -----------
Basic weighted average common shares outstanding            4,846,821            4,903,845
Diluted weighted average common shares outstanding          4,912,869            5,022,379


  OPERATING STATISTICS


                                                              2004                 2005
                                                          -----------          -----------
  Operating ratio                                               100.4%                97.3%
  Average operating revenue per tractor per week          $     2,811          $     3,107
  Average revenue per tractor per week                    $     2,568*         $     2,672*
  Average revenue per seated tractor per week             $     2,655*         $     2,746*
  Average length of haul in miles                                 667                  630
  Average revenue per loaded mile                         $      1.40*         $      1.52*
  Ending company tractors                                         748                  787
  Ending owner/operators tractors                                 434                  446
  Ending trailers                                               2,236                2,075
  Weighted average tractors                                     1,193                1,231



* excludes fuel surcharge, brokerage, and other revenue.


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                  SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                     DECEMBER 31,       MARCH 31,
                                                        2004              2005
                                                                      (unaudited)
                                                     -----------      -----------
ASSETS
  Current assets:
     Cash and cash equivalents                         $  5,054         $  4,101
     Receivables, net                                    16,776           19,227
     Inventories                                            948              968
     Prepaid expenses and other                           4,142            5,738
                                                       --------         --------
        Total current assets                             26,920           30,034

  Property and equipment                                117,048          117,556
  Less accumulated depreciation                          67,772           67,869
                                                       --------         --------
     Net property and equipment                          49,276           49,687

  Other assets                                            2,080            2,073
                                                       --------         --------
Total assets                                           $ 78,276         $ 81,794
                                                       ========         ========

LIABILITIES AND STOCKHOLDERS'EQUITY
  Current liabilities:
     Current debt                                      $  9,301         $  8,613
     Accounts payable and accrued expenses               15,256           17,903
                                                       --------         --------
        Total current liabilities                        24,557           26,516

  Long-term debt                                         20,008           20,946
  Deferred income taxes                                  10,702           10,729
                                                       --------         --------
Total liabilities                                        55,267           58,191

  Stockholders' equity                                   23,009           23,603
                                                       --------         --------
Total liabilities and stockholders' equity             $ 78,276         $ 81,794
                                                       ========         ========